Execution Version

Certain identified information has been excluded from the document because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”), dated as of October 10, 2019, is made by and between OncoSec Medical Incorporated, a Nevada corporation (“Licensor”), and Grand Decade Developments Limited, a British Virgin Islands limited company and a wholly owned subsidiary of China Grand Pharmaceutical and Healthcare Holdings Limited (“Licensee”). Licensor and Licensee may be referred to herein individually as a “Party”, or collectively as the “Parties”.

A.	Licensor develops device/drug combination therapies (the “Business”).

B.	The Parties are entering the Stock Purchase Agreement (as defined below), pursuant to which Licensee will obtain partial ownership of Licensor.

C.	Licensor owns or controls an evolving intellectual property portfolio related and applicable to the Business.

D.	Licensee desires to secure from Licensor and Licensor desires to grant to Licensee pursuant to the terms set forth in this Agreement certain rights to such intellectual property owned or controlled by Licensor.

NOW THEREFORE, in consideration of the mutual premises set forth above and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the meanings set forth in this Section 1 and capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Stock Purchase Agreement. For the avoidance of doubt, such meanings shall, to the extent used herein, survive any termination or expiration of the Stock Purchase Agreement.

1.1 “Abandoned Licensor Patent” has the meaning set forth in Section 5.2(a).

1.2 “Administrator” has the meaning set forth in Section 11.5(b)(i).

1.3 “Adverse Ruling” has the meaning set forth in Section 6.2.

1.4 “Affiliate” means any company, partnership, joint venture or other entity, which directly or indirectly controls, is controlled by or is under common control with a respective named Party. Control shall mean the possession of more than fifty percent (50%) of the voting stock or the power to control the management and policies of the controlled entity, whether through the ownership of voting securities, by contract, or otherwise.

1.5 “Agreement” has the meaning set forth in the preamble hereto.

1.6 “Arbitrators” has the meaning set forth in Section 11.5(b)(i).

1.7 “Audit” has the meaning set forth in Section 3.13.

1.8 “Breaching Party” has the meaning set forth in Section 6.2.

1.9 “Business” has the meaning set forth in the preamble hereto.

1.10 “Calendar Half” means the respective periods of six consecutive calendar months as follows: January 1 to June 30 or July 1 to December 31, except that the first Calendar Half of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1 or July 1 after the Effective Date, and the last Calendar Half of the Term shall end on the last day of the Term.

1.11 “Calendar Year” means the respective periods of twelve consecutive calendar months ending on December 31, except that (a) the first Calendar Year under this Agreement shall commence on the Effective Date and end on the first December 31 to occur after the Effective Date and (b) the last Calendar Year under this Agreement shall commence on the last January 1 to occur prior to the end of the Term and end at the end of the Term.

1.12 “CFIUS Requirements” means Section 721 of the Defense Production Act of 1950, as amended, including amendments made by the Foreign Investment and National Security Act of 2007 and the Foreign Investment Risk Review Modernization Act of 2018 (codified at 50 U.S.C. § 4565), and the regulations promulgated by CFIUS thereunder, codified at 31 C.F.R. Parts 800 and 801, et seq.

1.13 “China Mainland” means the territory of the PRC, excluding Hong Kong, Macau and Taiwan.

1.14 “Claim” has the meaning set forth in Section 11.5(b)(i).

1.15 “Combination Product” means a healthcare product that includes one (1) or more Licensed Products sold in combination with one (1) or more other products or services sold together as separate units in a single package or sold in separate packages for a single price.

1.16 “Commercialization” or “Commercialize” means any and all activities related to obtaining pricing and reimbursement approvals for any Licensed Product, or marketing, promoting, distributing, importing, exporting, offering for sale or selling a Licensed Product.

1.17 “Confidential Information” has the meaning set forth in Section 9.1.

1.18 “Development” or “Develop” means all activities related to obtaining Regulatory Approval of a Licensed Product and all non-clinical and clinical research, discovery and development activities, stability testing, process development, compound property optimization, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical pharmacology, clinical studies (including pre- and post-approval studies and investigator sponsored clinical studies), regulatory affairs, and Regulatory Approval and clinical study regulatory activities (excluding regulatory activities directed to obtaining pricing and reimbursement approvals).

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1.19 “Development Costs” means reasonable development costs directly incurred by Licensee or its Affiliates to Develop the Licensed Products in or for the Territory. Development Costs will be tracked by Licensee or its Affiliates in accordance with applicable generally accepted accounting principles and, when applicable, based on, or valued as if based on, bona fide arms’ length transactions. For the avoidance of doubt, the Development Costs include the Required Study Costs. In all cases (but subject to the inclusion of the Required Study Costs in the Development Costs), the Development Costs, with respect to each Licensed Product in a Region, shall not include any costs incurred after the date on which Regulatory Approval is obtained for sale of such Licensed Product in such Region.

1.20 “Distributor” means a Third Party appointed by Licensee or its Affiliate or Sublicensee to market and sell the Licensed Products in circumstances where such Third Party purchases its requirements of Licensed Products from Licensor or its Affiliate or Sublicensee and does not otherwise pay any royalty based on net sales to Licensor or its Affiliates or Sublicensee.

1.21 “Effective Date” has the meaning set forth in Section 6.1.

1.22 “Existing Upstream Agreements” means those Contracts listed on Section 3.15(a) of the Issuer Disclosure Schedule, excluding (subject to Section 2.2) [ * ].

1.23 “Export Controls and Economic Sanctions Laws” means all Law regulating the export, reexport, transfer, disclosure or provision of products, software, services and technology to, and other export and international trade control activities involving, non-U.S. countries or non-U.S. Persons, and includes the Export Control Reform Act of 2018, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the International Traffic in Arms Regulations, the Chemical Weapons Convention Regulations, and any other export controls and sanctions laws and regulations administered by an agency of the U.S. government; export and import laws and regulations administered by the Bureau of Alcohol, Tobacco, Firearms and Explosives; the Foreign Trade Regulations, Executive Orders of the President regarding restrictions on trade with designated countries, governments and Persons, regulations, orders and restrictions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control and any other economic sanctions or retaliatory sanctions laws and regulations administered by an agency of the U.S. government; the antiboycott regulations administered by the United States Department of Commerce; the antiboycott provisions administered by the United States Department of the Treasury; legislation and regulations implementing the North American Free Trade Agreement or the Chemical Weapons Convention, and restrictions on holding foreign currency and repatriating funds.

1.24 “Fapiao” means those official invoices of the PRC that are registered at the applicable local tax bureau and that are used as a final proof-of-purchase of a good or service.

1.25 “Indemnification Claim Notice” has the meaning set forth in Section 8.3(a).

1.26 “Indemnified Party” has the meaning set forth in Section 8.3(a).

1.27 “Infringement Claim” has the meaning set forth in Section 5.3(a).

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1.28 “Joint Development Committee” or “JDC” has the meaning set forth in Section 4.2(a).

1.29 “Joint Inventions” has the meaning set forth in Section 5.1(b).

1.30 “Joint Patents” means all Patents Covering any Joint Inventions.

1.31 “Know-How” means conceptions, ideas, innovations, discoveries, inventions, processes, materials, machines, formulae, equipment, improvements, enhancements, modifications, technological developments, know-how, show-how, methods, techniques, systems, designs, production systems and plans, software, documentation, clinical, technical, scientific, and medical information, regulatory information, data, programs and information and works of authorship, whether or not patentable, copyrightable, or susceptible to any other form of legal protection.

1.32 “Late Payment Notice” has the meaning set forth in Section 3.9.

1.33 “Licensed IP” means all Intellectual Property Rights (a) owned or purported to be owned (solely or jointly with others) at any time by Licensor or any of its Affiliates or (b) owned by a Third Party and licensed or sublicensed at any time to Licensor or any of its Affiliates or for which Licensor or any of its Affiliates has obtained a covenant not to be sued, in each case ((a) and (b)) excluding (subject to Section 2.2) the [ * ] Patents and Know-How. For the avoidance of doubt, as of the Effective Date, the Licensed IP includes, without limitation, all Intellectual Property Rights listed on Section 3.15(a) of the Issuer Disclosure Schedule other than the [ * ] Patents and Know-How.

1.34 “Licensed Patents” means all Patents in the Licensed IP.

1.35 “Licensed Products” means all “drugs” and “devices” (as those terms are defined in the FDCA) and all “biological products” (as that term is defined in the PHSA), that have been or are being Developed, Manufactured, or Commercialized, or otherwise Exploited at any time by or on behalf of Licensor, including, without limitation, the TAVO and Visceral Lesion Applicator (VLA) products and their accompanying generators, and any improvements thereto, whether made by or on behalf of Licensee or Licensor.

1.36 “Licensed Technology” means all Know-How in the Licensed IP.

1.37 “Licensee” has the meaning set forth in the preamble hereto.

1.38 “Licensee Marks” has the meaning set forth in Section 4.3(a).

1.39 “Licensee Patents” means all Patents covering any Licensee Sole Inventions.

1.40 “Licensee Regulatory Data” has the meaning set forth in Section 4.4(a).

1.41 “Licensee Sole Inventions” has the meaning set forth in Section 5.1(a).

1.42 “Licensor” has the meaning set forth in the preamble hereto.

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1.43 “Licensor Know-How” means all Know-How in the Licensed IP, other than Joint Inventions.

1.44 “Licensor Marks” means trademarks owned or controlled by Licensor or its Affiliates and any associated logos, graphic designs or trade dress.

1.45 “Licensor Patents” means all Patents in the Licensed IP, other than the Joint Patents.

1.46 “Licensor Regulatory Data” has the meaning set forth in Section 4.4(a).

1.47 “Licensor Sole Inventions” has the meaning set forth in Section 5.1(a).

1.48 “Losses” has the meaning set forth in Section 8.1.

1.49 “Manufacture” or “Manufacturing” means all activities related to producing, making, having made, manufacturing, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping or storage of a Licensed Product, or any intermediate thereof, including process development, process qualification and validation, scale-up, non-clinical, clinical and commercial manufacturing and analytic development, product characterization, stability testing, quality assurance, and quality control.

1.50 “Manufacturing Processes” has the meaning set forth in Section 4.6(b).

1.51 “Manufacturing Technology Transfer” has the meaning set forth in Section 4.6(b).

1.52 “Material Breach” has the meaning set forth in Section 6.2.

1.53 “Material Breach Notice” has the meaning set forth in Section 6.2.

1.54 “Net Sales” means,

(a) with respect to Sublicensing Revenues, [ * ],

(b) with respect to all sales of Licensed Products in China Mainland, [ * ] percent ([ * ]%) of the gross amounts billed or invoiced, as indicated on the sample Fapiao (发票) on Schedule 3.8, by Licensee and its Affiliates to any Third Party that is not a Sublicensee; provided that (i) such gross amounts shall be calculated in accordance with the standard internal policies and procedures of Licensee or its Affiliates (as applicable) and China generally accepted accounting principles, (ii) such gross amounts shall not include any applicable taxes (including any VAT), and (iii) any consideration actually paid or payable by Licensee or its Affiliates for the procurement of any generator that is included in the applicable Licensed Product shall be deducted from such gross amounts, or

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(c) with respect to any other sales of Licensed Products in the Territory, the total amount billed or invoiced on all sales of such Licensed Products by Licensee or its Affiliates to any Third Party that is not a Sublicensee, less the following deductions:

(i) trade, cash and quantity discounts;

(ii) price reductions or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise paid to Governmental Authorities;

(iii) taxes on sales (such as sales, value added, or use taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced;

(iv) amounts repaid or credited by reason of rejections, defects, return goods allowance, recalls or returns, or because of retroactive price reductions, including rebates or wholesaler charge backs;

(v) the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to the applicable Licensed Product;

(vi) any consideration actually paid or payable by Licensee or its Affiliates for the procurement of any generator that is included in the applicable Licensed Product;

(vii) any invoiced amounts which are not collected by Licensee or its Affiliates, including bad debts;

(viii) freight, insurance, and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced, as well as any fees for services provided by wholesalers and warehousing chains related to the distribution of the applicable Licensed Product;

(ix) [ * ]; and

(x) any other similar and customary deductions that are consistent with generally accepted accounting principles applicable for the applicable jurisdiction.

The following provisions apply to clauses (b) and (c), above:

Net Sales shall not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory, or governmental purposes. For clarity, Net sales shall not include sales between or among Licensee, its Affiliates, or Sublicensees.

Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Licensee or its Affiliates, which must be in accordance with applicable generally accepted accounting principles in the applicable jurisdiction.

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In the event that Licensed Product(s) are sold as part of a Combination Product, the Net Sales for such Combination Product in a country shall be calculated as follows:

(X) If Licensee or its Affiliate separately sells such Licensed Product(s) in such country and also separately sells the other product(s) or service(s) included in such Combination Product in such country, the Net Sales attributable to such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where: A is Licensee’s or its Affiliate’s, as applicable, average wholesale acquisition cost for such Licensed Product(s) sold separately in such country during the two (2) most recently completed Calendar Halves during which such Licensed Product(s) were sold in such country and B is Licensee’s or its Affiliate’s average wholesale acquisition cost for the other product(s) and service(s) included in the Combination Product sold separately in such country during the two (2) most recently completed Calendar Halves during which such product(s) and service(s) were sold in such country.

(Y) Otherwise, the Net Sales attributable to such Combination Product shall be determined by Licensee in good faith based on the relative market value of such Licensed Product(s) and the other product(s) and service(s) included in such Combination Product in such country.

1.55 “NMPA” means the National Medical Products Administration of PRC, and local counterparts thereto, including its Center for Drug Evaluation, and the provincial-level drug regulatory authorities and other lower level drug regulatory authorities, and any successor agency or authority thereto having substantially the same function.

1.56 “Non-Breaching Party” has the meaning set forth in Section 6.2.

1.57 “Party” and “Parties” have the meanings set forth in the preamble hereto.

1.58 “Payment Records” has the meaning set forth in Section 3.12.

1.59 “PRC” means the People’s Republic of China.

1.60 “Regulatory Approval” means, with respect to a country or region, any and all approvals, licenses, registrations, or authorizations of any Regulatory Authority required to commercially distribute, sell, or market a Licensed Product in such country or region, including, where applicable, (i) pricing or reimbursement approvals, (ii) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), and (iii) approval of Licensed Product labeling.

1.61 “Regulatory Authority” means any governmental authority, including the NMPA or the equivalent regulatory body in a region other than China Mainland, with responsibility for granting licenses or approvals necessary for the marketing and sale of biopharmaceutical or medical device products in a country or region.

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1.62 “Regulatory Documentation” means all (i) applications, registrations, licenses authorizations, and approvals (including regulatory approvals); (ii) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, safety information including adverse event files, and complaint files; and (iii) clinical data and data contained or relied upon in any of the foregoing, in each case (i), (ii), and (iii) relating to any Licensed Product.

1.63 “Related Manufacturing Costs” has the meaning set forth in Schedule 4.5.

1.64 “Remedial Action” has the meaning set forth in Section 4.4(j).

1.65 “Required Study” has the meaning set forth in Section 4.4(e).

1.66 “Required Study Costs” has the meaning set forth in Section 4.4(e).

1.67 “Required Study Notification” has the meaning set forth in Section 4.4(e).

1.68 “Royalties” has the meaning set forth in Section 3.1.

1.69 “Royalty Term” has the meaning set forth in Section 3.1.

1.70 “Satisfactory Quality” has the meaning set forth in Section 4.6(b).

1.71 “Sole Inventions” has the meaning set forth in Section 5.1(a).

1.72 “Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of the date hereof, by and between Licensor and Licensee.

1.73 “Sublicensee” has the meaning set forth in Section 2.5.

1.74 “Sublicenses” has the meaning set forth in Section 2.5.

1.75 “Sublicensing Revenue” means, with respect to any Licensed Product for any period, [ * ].

1.76 “Supplied Product” has the meaning set forth in Schedule 4.5.

1.77 “Supplier” has the meaning set forth in Schedule 4.5.

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1.78 “Terminated Region” has the meaning set forth in Section 6.2.

1.79 “Term” has the meaning set forth in Section 6.1.

1.80 “Territory” means the following territories: China Mainland, Hong Kong, Macau, Taiwan, Armenia, Azerbaijan, Bahrain, Bangladesh, Bhutan, Brunei, Burma, Cambodia, East Timor, Georgia, India, Indonesia, Jordan, Kazakhstan, Kuwait, Kyrgyzstan, Laos, Malaysia, Mongolia, Nepal, Oman, Pakistan, Papua New Guinea, Philippines, Qatar, Saudi Arabia, Singapore, South Korea, Sri Lanka, Tajikistan, Thailand, Turkmenistan, United Arab Emirates, Uzbekistan and Vietnam (each respectively a “Region”), provided that the Territory shall exclude the Terminated Regions, if any.

1.81 “Third Party” means any entity other than the Parties and their Affiliates.

1.82 “Third Party Claims” has the meaning set forth in Section 8.1.

1.83 “Third Party License” has the meaning set forth in Section 3.3.

1.84 “Third Party Payments” has the meaning set forth in Section 3.3.

1.85 “Upstream Agreements” means (a) the Existing Upstream Agreements and (b) any other Contract under which Licensor or its Affiliates have, as of the Effective Date or at any time during the Term, licensed or otherwise obtained rights from any Third Party, excluding (subject to Section 2.2) [ * ].

1.86 “Upstream Licensors” means the counterparties of Licensor under the Upstream Agreements.

1.87 “[ * ] Agreement” means that certain [ * ].

1.88 “[ * ] Patents and Know-How” means the [ * ].

1.89 “Valid Claim” means a claim of an unexpired issued or granted Licensed Patent, as long as the claim has not been admitted by Licensor or otherwise caused to be invalid or unenforceable through reissue, disclaimer, or otherwise, or held invalid or unenforceable by a tribunal or governmental agency of competent jurisdiction from whose judgment no appeal is allowed or timely taken.

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2.	GRANT OF LICENSE; SUBLICENSING; DISTRIBUTION

2.1 Grant.

(a) Subject to the terms and conditions of this Agreement, Licensor hereby, on behalf of itself and its Affiliates, grants to Licensee and its Affiliates an exclusive, royalty-bearing license in or for the Territory, (sublicensable including through multiple tiers), under the Licensed IP to Develop, Manufacture, or Commercialize, or otherwise Exploit Licensed Products, either alone or as part of Combination Products or combination therapies, in any and all fields in or for the Territory.

(b) Subject to the terms and conditions of this Agreement, Licensor hereby, on behalf of itself and its Affiliates, grants to Licensee and its Affiliates an exclusive right of reference in or for the Territory (including the right to grant further rights of reference through multiple tiers) under the Product Registrations, the Regulatory Documentation, and the Licensor Regulatory Data to Develop, Manufacture, or Commercialize, or otherwise Exploit Licensed Products, either alone or as part of Combination Products or combination therapies, in any and all fields in or for the Territory.

2.2 [ * ] Agreement. Without limiting Section 7.2(g), the Parties acknowledge that the [ * ] Patents and Know-How are neither necessary nor reasonably useful for the Development, Manufacturing, or Commercialization, or other Exploitation of any Licensed Product in or for the Territory [ * ].

2.3 Reservation of Rights. All worldwide rights of Licensor in and to the Licensed IP that are not expressly granted to Licensee by this Agreement are reserved to Licensor. No rights are granted under this Agreement by implication, estoppel or statute. By way of example and not limitation, Licensor retains the rights to make, have made, use, sell, offer for sale and import Licensed Products anywhere outside of the Territory.

2.4 Bankruptcy and Insolvency. All rights and licenses granted under or pursuant to any section of this Agreement, including the licenses and rights of reference granted under this Section 2 to Licensed IP, Product Registrations, Regulatory Documentation, and Licensor Regulatory Data, are and will otherwise be deemed to be for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined in Section 101 of the U.S. Bankruptcy Code. The Parties agree that Licensee, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Licensor or its Affiliates under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, Licensee will be entitled to a complete duplicate of (or complete access to, as Licensee deems appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in Licensee’s possession, will be promptly delivered to it upon Licensee’s written request thereof. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction.

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2.5 Sublicenses. Licensee and its Affiliates shall have the right to grant sublicenses (or further rights of reference), through multiple tiers, under the licenses and rights of reference granted to Licensee and its Affiliates in Section 2.1, to Third Parties (such Third Parties, the “Sublicensees”); provided that (i) any such sublicenses or further rights of reference (the “Sublicenses”) shall be consistent with the terms and conditions of this Agreement, (ii) Licensee shall remain responsible for the Sublicensees’ compliance with the applicable terms and conditions of this Agreement, and (iii) Licensee or its applicable Affiliate shall notify Licensor of each Sublicense within thirty (30) days after the execution of such Sublicense. For the avoidance of doubt, Sublicensees shall not include Distributors, and Sublicenses shall not include any distribution agreements entered into with such Distributors.

2.6 Distributorships. Licensee shall have the right, in its sole discretion, to appoint its Affiliates, and Licensee and its Affiliates shall have the right to appoint any other Persons, to act as Distributors of the Licensed Products in any or all countries of the Territory.

2.7 Illicit Sales. Licensor agrees that it and its Affiliates will not grant any rights or permissions to any licensees, sublicensees or distributors to directly or indirectly Commercialize Licensed Products in the Territory. Licensor agrees to (a) include such restriction in all (sub)licenses granted by Licensor or its Affiliates, and (b) to require all (sub)licensees to include such restrictions in their (sub)licenses and distribution agreements. Upon notice from Licensee of any unauthorized Commercialization of Licensed Products in the Territory, Licensor agrees to cooperate with Licensee to determine the source of such violation and take reasonable corrective action including, if necessary, the enforcement of termination rights concerning the applicable licensee, sublicensee or distributor.

3.	PAYMENTS AND ROYALTIES

3.1 Royalties. Subject to the remainder of this Section 3, Licensee shall pay to Licensor a twenty percent (20%) royalty on Net Sales of Licensed Products in the Territory during the applicable Royalty Term (such royalties, the “Royalties”). The “Royalty Term” shall commence, on a Licensed Product-by-Licensed Product and Region-by-Region basis, upon the first commercial sale of the applicable Licensed Product in the applicable Region and shall continue until the later of (a) the [ * ] anniversary of such first commercial sale or (b) the expiration of the last Valid Claim that covers the sale of such Licensed Product in such Region.

3.2 Crediting of Development Costs. Licensee may credit [ * ] percent ([ * ]%) of any Development Costs incurred by it or its Affiliates against any payments owed to Licensor hereunder; provided, however, that such credits shall not reduce the Royalties payable to Licensor hereunder in respect of any Licensed Product for a Calendar Half to less than [ * ] percent ([ * ]%) of the Royalties that would otherwise be payable for such Licensed Product for such Calendar Half pursuant to this Section 3. In the event that any Development Costs are not fully credited by Licensee in any Calendar Half, the remaining balance shall be carried forward to subsequent Calendar Halves until exhausted. The Parties agree that Licensor shall have a right to examine and audit the Development Costs to verify such amounts in accordance with the audit provisions set forth in Section 3.13.

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3.3 Crediting of Third Party Payments. If (a) Licensee reasonably determines that it or its Affiliates cannot fully exercise the rights granted to them under this Agreement without infringing or misappropriating any Intellectual Property Rights of a Third Party, (b) Licensee or its Affiliate or any Sublicensee obtains a license to such Intellectual Property Rights from a Third Party (a “Third Party License”), and (c) Licensee, its Affiliate or any Sublicensee pays a royalty or other payment under such license with respect to any Licensed Product (such payments, “Third Party Payments”), then [ * ] percent ([ * ]%) of any Third Party Payments paid under such Third Party License by Licensee, its Affiliates or Sublicensees may be credited against any payments owed to Licensor hereunder with respect to such Licensed Product; provided, however, that such credits shall not reduce the Royalties payable to Licensor hereunder in respect of such Licensed Product for a Calendar Half to less than [ * ] percent ([ * ]%) of the Royalties that would otherwise be payable for such Licensed Product for such Calendar Half pursuant to this Section 3. In the event that any Third Party Payments are not fully credited by Licensee in any Calendar Half, the remaining balance shall be carried forward to subsequent Calendar Halves until exhausted.

3.4 Payment Reduction for Lack of Valid Claim. If, with respect to a Licensed Product, a Region, and a Calendar Half, there is not a Valid Claim covering the sale of such Licensed Product in such Region at all times during such Calendar Half, then the payments due to Licensor hereunder in respect of such Licensed Product, Region, and Calendar Half shall be reduced by [ * ] percent ([ * ]%).

3.5 Payment Reduction for Compulsory License. In the event that a Governmental Authority of competent jurisdiction requires Licensee or its Affiliate or Sublicensee to grant a compulsory license to a Third Party permitting such Third Party to make and sell a Licensed Product in a Region, then the payments to be paid to Licensor hereunder in respect of such Licensed Product in such Region shall be reduced by [ * ] percent ([ * ]%) during the time period when such compulsory license is in effect.

3.6 Minimum Royalty. Notwithstanding anything herein to the contrary, during the Royalty Term for a Licensed Product and a Region in the Territory, under no circumstances will the Royalties payable to Licensor hereunder in respect of such Licensed Product and such Region for a Calendar Half be less than [ * ] percent ([ * ]%) of Net Sales of such Licensed Product for such Region for such Calendar Half, provided that such percentage shall be pro-rated if such Royalty Term ends in such Calendar Half.

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3.7 Reporting. Licensee shall submit to Licensor within [ * ] days after the end of each Calendar Half, an accurate, complete, itemized report setting forth for such year (together with cumulative year over year sales) at least the following information:

(a) the quantity of Net Sales for the applicable Calendar Half on a Region-by-Region basis;

(b) the amount of Royalty due thereon, or, if no Royalties are due to Licensor for any reporting period, a statement that no Royalties are due;

(c) the type, amount and payee of all Development Costs credited against any payments owed to Licensor hereunder with respect to such Calendar Half, and any accrued Development Costs which have not yet been so credited; and

(d) the amount and payee of all Third Party Payments credited against any payments owed to Licensor hereunder with respect to such Calendar Half, and any accrued Third Party Payments which have not yet been so credited.

3.8 Payments; Payment Method; Currency Conversion. Together with the Calendar Half-by-Calendar Half report described above, Licensee shall pay in full all Royalties due for the applicable Calendar Half. For the avoidance of doubt, an example of the Fapiao-related Royalty calculation is provided in Schedule 3.8. For the further avoidance of doubt, Licensor shall be solely responsible for payment of any and all amounts due to any Upstream Licensor. All payments to be made hereunder shall be made in U.S. Dollars in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at Licensee’s election, to a bank account specified by Licensor in a notice at least [ * ] Business Days before the applicable payment is due. For the purposes of determining the amount of any payments due hereunder for the relevant Calendar Half, the amount of Net Sales in any foreign currency shall be converted into U.S. Dollars in accordance with the prevailing rates of exchange for the relevant month for converting such first currency into such other currency used by Licensee’s internal accounting systems.

3.9 Interest on Late Payments. If a Party shall fail to make a timely payment pursuant to the terms of this Agreement, the other Party shall provide written notice of such failure to the non-paying Party (a “Late Payment Notice”), and interest shall accrue on the past due amount starting on the date of the Late Payment Notice at the thirty (30) day U.S. Dollar London Interbank Offered Rate effective for the date that payment was due (as published in the Wall Street Journal), computed for the actual number of days after the date of the Late Payment Notice that the payment was past due. For avoidance of doubt, any late payment arising from such payment being blocked or delayed by reason of applicable Law (or application thereof by any Governmental Authority) in any jurisdiction in the Territory (including in connection with foreign exchange control) shall not be subject to this Section 3.9.

3.10 Taxes. All payments required to be paid to Licensor pursuant to this Agreement shall be made without deduction or withholding for taxes, except for withholding taxes, value-added taxes and government surcharges attached to the value-added taxes required to be deducted or withheld by Licensee or its Affiliates under applicable Law on amounts payable to Licensor hereunder; provided, however, that Licensee or its Affiliates shall provide Licensor with a receipt in respect of any taxes deducted or withheld and remitted to the applicable Governmental Authority. [ * ]. Licensor alone shall be responsible for paying any and all taxes (other than withholding taxes, value-added taxes and all government surcharges attached to the value-added taxes deducted and withheld on Licensor’s behalf by Licensee or its Affiliates in accordance with this Section 3.10) levied on account of, or measured in whole or in part by reference to, any payments Licensor receives. Without limiting the foregoing, the Parties agree to reasonably cooperate with one another in availing themselves of the benefit of any tax treaty to minimize any applicable withholding tax with respect to payments hereunder to the extent permitted under applicable law.

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3.11 Blocked Payments. Licensee or its Affiliates shall take all actions required by applicable Laws for the purpose of transferring, or having transferred on its behalf, Royalties or any other payments due to Licensor pursuant to this Agreement, including filing or registration of this Agreement with the competent Governmental Authority and obtaining any required approval, permit or license for the payment transfer from the competent Governmental Authority. If by reason of applicable Laws (or the application thereof by any Governmental Authority) in any Region in the Territory, it becomes impossible or illegal for Licensee or its Affiliates to transfer, or have transferred on its behalf Royalties or other payments to Licensor, Licensee shall promptly notify Licensor of the conditions preventing such transfer. To the extent any payments to Licensor cannot be transferred pursuant to the preceding sentence, such amounts shall be deposited in local currency in the relevant Region to the credit of Licensor in a recognized banking institution designated by Licensor or, if none is designated by Licensor within a period of [ * ] days upon Licensee’s notification to Licensor of the conditions preventing the transfer, in a recognized banking institution selected by Licensee or its Affiliate, as the case may be, and identified in a notice given to Licensor. If so deposited in a foreign country or region, Licensee shall provide, or cause its Affiliate to provide, reasonable cooperation to Licensor so as to allow Licensor to assume control over such deposit as promptly as practicable.

3.12 Books and Records. Licensee shall keep, and shall require its Affiliates and Sublicensee(s) to keep, complete, accurate records (together with supporting documentation) of Net Sales, Development Costs, and Third Party Payments under this Agreement, reasonably appropriate to determine the amount of Royalties and other payments due to Licensor hereunder (collectively “Payment Records”). Payment Records shall be retained for at least five (5) years following the end of the reporting period to which they relate.

3.13 Audit. Licensor shall have the right, once annually at its own cost and expense, to have an independent, certified public accounting firm, selected by Licensor and approved by Licensee in its reasonable discretion, review Payment Records in the location(s) where such records are maintained upon reasonable notice to Licensee (which shall be no less than twenty (20) days’ prior notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under this Section 3 within the lesser of (a) the twenty-four (24) month period preceding the date of the request for review or (b) the period after Licensor’s most recent audit conducted under this Section 3.13 (or any other applicable section of this Agreement) (an “Audit”). The report of such Audit shall be limited to a certificate stating whether any report made or payment submitted by Licensee during such period is accurate or inaccurate and the actual amounts of Net Sales of Licensed Products, Development Costs, Third Party Payments, and payments and Royalties due, for such period. Licensee shall receive a copy of each such report concurrently with receipt by Licensor. Should such inspection lead to the discovery of a discrepancy to Licensor’s detriment, and only to the extent that Licensee agrees with and accepts such conclusion under the Audit, Licensee shall pay within thirty (30) Business Days after its receipt from the accounting firm of the certificate, the amount of the discrepancy plus interest calculated in accordance with Section 3.9. If Licensee does not agree with the conclusion of such report, the matter shall be referred to arbitration in accordance with Section 11.5(b). Licensor shall pay the full cost of the Audit unless the underpayment discovered by the Audit is greater than [ * ] percent ([ * ]%) of the amount due for the applicable period covered by the Audit. Any overpayment by Licensee revealed by an Audit shall be fully creditable against future payments to be made to Licensor hereunder.

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4.	DEVELOPMENT AND COMMERCIALIZATION; JDC; REGULATORY; SUPPLY; TECHNOLOGY TRANSFER

4.1 Licensee Diligence. At all times during the Term, Licensee shall, directly or through its Affiliates or Sublicensees, exercise commercially reasonable efforts to Develop and Commercialize a Licensed Product in China Mainland. Within ninety (90) days after the end of each Calendar Year during the Term, Licensee will deliver to Licensor a high-level written report on Licensee’s progress regarding such Development and Commercialization during such Calendar Year.

4.2 Joint Development Committee.

(a) General Provisions. Within sixty (60) days after the Effective Date, the Parties shall establish a joint development committee (the “Joint Development Committee” or “JDC”) which shall consist of two (2) representatives from each of the Parties, each with the requisite experience and seniority to enable such individuals to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JDC. From time to time, each Party may substitute one or more of its representatives to the JDC on written notice to the other Party. The chairpersonship shall alternate on an annual basis between a representative selected by Licensee and a representative selected by Licensor, with Licensee’s representative serving as chairperson in the first year. The JDC shall: (i) provide a forum for the discussion of the Parties’ Development activities under this Agreement; (ii) attempt to resolve any dispute relating to the Development of any Licensed Products within the JDC on an informal basis; and (iii) perform such other functions as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement.

(b) Meetings and Minutes. The JDC shall meet quarterly or any shorter period of time as otherwise agreed to by the Parties. The Parties may conduct meetings by means of teleconference, videoconference or other similar communications equipment, or meet in person at a location designated by Licensee or Licensor, provided that if one Party designated a location for an in-person meeting, the location for the next in-person meeting shall be designated by the other Party. The location for the first in-person meeting shall be designated by Licensee. Meetings of the JDC shall be effective only if at least one (1) representative of each Party is participating. The chairperson of the JDC shall be responsible for calling meetings on no less than fifteen (15) Business Days’ notice unless exigent circumstances require shorter notice. Each Party shall make all proposals for agenda items at least five (5) Business Days in advance of the applicable meeting and shall provide all appropriate information with respect to such proposed items at least two (2) Business Days in advance of the applicable meeting; provided that under exigent circumstances requiring input by the JDC, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting (which consent shall not be unreasonably withheld, conditioned or delayed). The chairperson of the JDC shall prepare and circulate for review and approval of the Parties minutes of each meeting within thirty (30) days after the meeting. The Parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the JDC.

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(c) Procedural Rules. The JDC shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement. A quorum of the JDC shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party. Representatives of the Parties on the JDC may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by, and be heard by, the other participants. Representation by proxy shall be allowed. Subject to Sections 4.2(d) and 4.2(e), the JDC shall take action by consensus of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least one (1) representative appointed by each Party. Other employees or consultants of a Party who are not representatives of the Parties on the JDC may attend meetings of the JDC; provided, however, that such attendees (i) shall not vote or otherwise participate in the decision-making process of the JDC and (ii) are bound by obligations of confidentiality and non-disclosure at least as protective of the other Party as those set forth in Section 9.

(d) Limitations on Authority. Without limitation to the foregoing, the Parties hereby agree that matters explicitly reserved to the consent, approval or other decision-making authority of one or both Parties, as expressly provided in this Agreement, are outside the jurisdiction and authority of the JDC, including (i) amendment, modification or waiver of compliance with this Agreement, (which may only be amended or modified as provided in Section 11.7 or compliance with which may only be waived as provided in Section 11.3); (ii) such other matters as are reserved to the consent, approval, agreement or other decision-making authority of either or both Parties in this Agreement that are not required by this Agreement to be considered by the JDC prior to the exercise of such consent, approval or other decision-making authority; and (iii) any determination as to whether a Party is in breach of this Agreement.

(e) Final Decisionmaking Authority. Licensee shall have final decision-making authority on the JDC with respect to any matter under the jurisdiction of the JDC that relates to Development, Manufacturing, or Commercialization, or other Exploitation of any Licensed Product in or for the Territory or that otherwise relates to the Territory, without resort to any dispute resolution mechanism; provided, however, that any corresponding decision that relates to patient or product safety and would have a material adverse impact on the Development, Manufacturing, or Commercialization, or other Exploitation of the Licensed Products outside the Territory shall require a consensus of the JDC, provided further that, if such consensus is not achieved within ten (10) Business Days after the JDC initially considers such corresponding decision, then either Party shall have the right to invoke the dispute resolution process set forth in Section 11.5(a). Licensor shall have final decision-making authority on the JDC with respect to any other matters under the jurisdiction of the JDC, without resort to any dispute resolution mechanism. Neither Party shall exercise its final decision-making authority to (1) require acts or omissions by or on behalf of the other Party in violation of applicable Law or (2) materially increase the other Party’s obligations under this Agreement.

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4.3 Licensed Product Branding.

(a) Licensee will have the right to brand the Licensed Products in the Territory using trademarks, logos, and trade names as deemed appropriate for the Licensed Product in Licensee’s sole discretion (the “Licensee Marks”). Licensee will own all rights in the Licensee Marks and will register and maintain the Licensee Marks in the Territory as it determines to be reasonably necessary, at Licensee’s cost and expense.

(b) To the extent that Licensee elects to use a Licensor Mark in connection with the Commercialization of a Licensed Product, the Parties agree to cooperate in good faith in the determination of the placement, size, typeface and color of such Licensor Mark. Any use of a Licensor Mark must be reviewed in advance and approved by Licensor, which approval will not be unreasonably withheld, conditioned or delayed, so long as such use is consistent with the mode and manner used by Licensor in displaying Licensor Marks on its own products. Licensor shall have the right to inspect and audit, from time to time, any Licensed Products Commercialized by Licensee using a Licensor Mark, and all packaging, product inserts and marketing materials therefor, in order to monitor and ensure the quality of all products and services being marketed with or bearing any Licensor Mark.

(c) Licensee shall not use the Licensor Marks other than as permitted hereunder. Licensee shall not incorporate any of the Licensor Marks in Licensee’s corporate or any business name in any manner whatsoever. Licensee shall not use any of the Licensor Marks as a stand-alone, second-level domain (for example, www.[].cn) nor as part of any social media identifier (by way of example and not limitation, a Twitter ID or Twitter screenname, any hashtag or any social media handle). Licensee shall not adopt, register or attempt to register any trademark which is the same as or confusingly similar to a Licensor Mark. Licensee shall not use any of the Licensor Marks in any manner that would constitute an endorsement of any product or services other than the Licensed Product(s). Licensee shall not make or authorize any Commercialization, direct or indirect, of any of the Licensor Marks outside the Territory and will not knowingly sell the Licensed Product(s) to Persons who intend or are likely to resell them in conjunction with any of the Licensor Marks in any country outside the Territory. Licensee agrees that in using the Licensor Marks, it will in no way represent that it has any rights, title, or interest in or to the Licensor Marks other than those rights expressly granted under the terms of this Agreement.

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4.4 Regulatory.

(a) Regulatory Data. To the extent required by Licensee to obtain or maintain any Regulatory Approval in or for the Territory and to the extent otherwise reasonably requested by Licensee in connection therewith, Licensor shall, to the extent permitted by applicable Law, provide to Licensee copies of or access to all non-clinical data and clinical data, IND packages and other information, results, and analyses that are generated at any time, that pertain to any Development or Commercialization activities in respect of any Licensed Product, and that are controlled by Licensor or any of its Affiliates or its or their licensees or sublicensees or can be obtained by them with reasonable effort (collectively, “Licensor Regulatory Data”). All Licensor Regulatory Data in existence as of the Effective Date will be provided to Licensee within thirty (30) days of the Effective Date. To the extent required by Licensor to obtain or maintain any regulatory approval outside the Territory and to the extent otherwise reasonably requested by Licensor in connection therewith, Licensee shall, to the extent permitted by applicable Law, provide to Licensor copies of or access to all non-clinical data and clinical data, IND packages and other information, results, and analyses that are generated at any time, that pertain to any Development or Commercialization activities in respect of any Licensed Product, and that are controlled by Licensee or any of its Affiliates or its or their licensees or sublicensees or can be obtained by them with reasonable effort (collectively, “Licensee Regulatory Data”), provided that, if applicable, the Licensee Regulatory Data may be redacted of any regulatory data or other information if obtaining permission to export or otherwise remove such data or information from Mainland China would, in Licensee’s reasonable opinion, be unreasonably costly. Without limiting the foregoing, each Party shall, in a timely and responsive manner consistent with the requirements of applicable Regulatory Authorities, provide to the other Party, in such form and format as may be mutually agreed, (x) copies of all correspondence to or from any Regulatory Authority that relates to the Licensed Products, and (y) all Regulatory Documentation then in such Party’s possession or later received by it, its Affiliates or its or their licensees or sublicensees, provided that, if applicable, any such correspondence or Regulatory Documentation to be provided by Licensee may be redacted of any regulatory data or other information if obtaining permission to export or otherwise remove such data or information from Mainland China would, in Licensee’s reasonable opinion, be unreasonably costly. Each Party agrees to respond to all requests from Regulatory Authorities in respect of the Licensed Products by the required deadline, or if there is no required deadline, then within fifteen (15) days or within such other timeframe as may be mutually agreed with the other Party. For the avoidance of doubt, all information and documentation provided by a Party to the other Party pursuant to this Section 4.4(a) shall be treated by such other Party as such Party’s Confidential Information.

(b) Licensee Responsibility and Ownership; Licensor Cooperation. Licensee shall be responsible, at Licensee’s own cost and expense, for preparing, submitting and maintaining regulatory filings and other submissions, and obtaining Regulatory Approvals in or for the Territory, in its name in each case, and for conducting communications with the Regulatory Authorities, for the Licensed Products in or for the Territory. All corresponding Regulatory Documentation and Regulatory Approvals shall be owned by, and shall be the sole property and held in the name of, Licensee or its designee. Licensor will work collaboratively with Licensee, at Licensee’s expense (but subject to credit as provided in Section 3.2) and upon the request of Licensee, to provide reasonable support to Licensee in connection with regulatory filings required to obtain and maintain Regulatory Approvals in or for the Territory and to Commercialize the Licensed Products, which support may include providing devices and materials for clinical trial purposes, attending meetings with Regulatory Authorities, conducting additional studies and research, assisting and requiring its manufacturers to comply with Regulatory Authority on-site inspections, and providing expert assistance and input in the Regulatory Documentation and Regulatory Approval process. Licensor shall, upon Licensee’s request, cooperate and work in good faith with Licensee to plan future global registration studies in such a manner so as to facilitate the registration of the Licensed Products in or for the Territory.

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(c) Communications and Filings with Regulatory Authorities. To the extent permitted under applicable Law, each Party shall provide the other Party with copies of material submissions to or communications with a Regulatory Authority (in the original language) relating to any Licensed Product a reasonable amount of time prior to the anticipated date for the submission or communication to allow the other Party a reasonable opportunity to review and comment on submission or communication, and in such event each Party shall consider all comments and proposed revisions from the other Party in good faith in connection with effecting such submission or communication, provided that if such Regulatory Authority is the NMPA, then such copies may be redacted of any regulatory data or other information if obtaining permission to export or otherwise remove such data or information from Mainland China would, in Licensee’s reasonable opinion, be unreasonably costly. In the event that an exigent action prevents a Party from allowing the other Party the time set forth above, the such first Party shall make all efforts to provide the other Party with as much time as possible to review and comment as the timeline permits. Each Party shall consult with the other Party regarding, and keep the other Party informed of, the status of the preparation of all material submissions and communications it has with the applicable Regulatory Authorities relating to each Licensed Product in their respective territories.

(d) No Harmful Actions. If either Party believes that the other Party is taking or intends to take any action with respect to a Licensed Product that could have a material adverse impact upon the Regulatory Approval of any Licensed Product in or for the Territory (if such Party is Licensee) or outside the Territory (if such Party is Licensor), then such Party shall have the right to bring the matter to the attention of the other Party and the Parties shall discuss in good faith to resolve such concern. Without limiting the foregoing, unless the Parties otherwise agree: (i) Licensee shall not communicate with any Regulatory Authority having jurisdiction only outside the Territory with respect to a Licensed Product, unless so ordered by such Regulatory Authority, in which case Licensee shall immediately notify Licensor of such order; (ii) Licensee shall not submit any regulatory filings or seek Regulatory Approvals for any Licensed Product outside the Territory (unless such regulatory filings or Regulatory Approvals are also for the Territory); (iii) Licensor shall not communicate with any Regulatory Authority having jurisdiction only in or for the Territory with respect to a Licensed Product, unless so ordered by such Regulatory Authority, in which case Licensor shall immediately notify Licensee of such order, and (iv) Licensor shall not submit any regulatory filings or seek Regulatory Approvals for any Licensed Products in or for the Territory. Licensor shall provide Licensee with any information that reasonably could have an adverse effect on the Development or Commercialization of the Licensed Products in or for the Territory, prior to making such information public.

(e) Required Studies. At any time during the Term, if any Regulatory Authority requires additional clinical studies in connection with obtaining or maintaining Regulatory Approval for any Licensed Product in or for the Territory (each a “Required Study”), then Licensee shall notify Licensor of the need for and scope of such Required Study together with an estimated budget and timing for performing the Required Study (“Required Study Notification”). Licensor shall, in a timely and responsive manner consistent with the requirements of applicable Regulatory Authorities, provide Licensee with any comments or questions concerning the Required Study. Licensee shall have the right to proceed with the Required Study as outlined in the Required Study Notification and shall account for all internal and Third Party costs directly related to the performance of the Required Study, which costs shall be accounted for in accordance with Licensee’s accounting practices, standards and procedures (“Required Study Costs”). Licensee shall pay for all Required Study Costs at the time necessary for completion of the Required Study.

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(f) Licensor Initiated Modifications. Licensee’s prior written consent shall be required for any material modifications to Licensed Products or components thereof, or to the Manufacturing processes (including the Manufacturing Processes), packaging, labeling, or package inserts for the foregoing, as applicable, that may be initiated by Licensor or its Affiliates or Third Party contractors and that may reasonably have an impact on Licensee’s performance or rights under this Agreement or on Licensee’s ability to maintain any Regulatory Approval in or for the Territory.

(g) Registrations and Recordals. Licensor shall, at its own expense, promptly provide Licensee with all necessary assistance and documents required for all government approvals, registrations and recordals required or advisable under any applicable Laws in the Territory to enable the Parties to exercise, enforce and enjoy all of the rights and obligations contained hereunder, including any approval, registration or recordal required under the PRC technology import and export laws and the PRC patent laws. Each Party shall be responsible for its own legal and other external costs in connection with any such filing, registration or notification. In furtherance of the obligations set forth in this Section 4.4(g), the Parties shall execute no later than three (3) months after the Effective Date a short form agreement for recordal with the State Intellectual Property Office of China that is in customary form, is consistent with the terms of this Agreement, and is as required by applicable Law.

(h) Pharmacovigilance and Post-Market Surveillance Agreement; Global Safety Database. Following the Effective Date and no later than sixty (60) days prior to the enrollment of the first patient in any clinical trial for any Licensed Product by Licensee or any of its Affiliates or Sublicensees in or for the Territory, the Parties shall enter into a separate written pharmacovigilance agreement providing details related to managing and reporting adverse events, adverse drug experiences and similar events or experiences in respect of the Licensed Products (including those of such events or experiences as occur during clinical studies) and other safety and reporting practices and procedures in respect of the Licensed Products in compliance with all applicable Law. Licensor shall establish, hold and maintain the global safety database for the Licensed Products. Each Party shall provide the other Party with information in such Party’s possession or control as necessary for such other Party to comply with its pharmacovigilance or other post-market regulatory responsibilities in respect of the Licensed Products, including, as applicable, any adverse events, adverse drug experiences or similar events or experiences (including those events or experiences that are required to be reported to the FDA under 21 C.F.R. 312.32 or 314.80 or to foreign Regulatory Authorities under corresponding applicable Law outside the United States) from pre-clinical or clinical laboratory, animal toxicology and pharmacology studies, clinical studies, and commercial experiences with the Licensed Products, in each case, in the form reasonably requested by such other Party, subject to Section 9, where applicable.

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(i) Notification of Threatened Action. Each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by any Regulatory Authority, which may materially affect the safety or efficacy claims of any Licensed Product or the continued marketing of any Licensed Product in any country. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action. Without limiting the foregoing, in respect of any inspection of any facility of Licensor or its Affiliates or Third Party contractors in which any Licensed Product is or has been Manufactured, Licensor shall notify Licensee promptly (and in any event, within a maximum of twenty-four (24) hours) upon learning of such inspection, and, without limiting Section 4.4(c), shall promptly (and in any event, within a maximum of forty-eight (48) hours) supply Licensee with a copy of any correspondence, notice, or other documentation received or prepared by Licensor or its Affiliates or Third Party contractors that relates to such inspection, including any Form 483, inspection report (e.g., EIR), or warning letter. Licensor shall, and shall cause its Affiliates to, and shall use best efforts to cause its Third Party contractors to, permit Licensee to send representatives to any such facility to participate in any portion of such inspection.

(j) Remedial Actions. Each Party shall notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product may be subject to any recall, corrective action or other regulatory action by any Governmental Authority (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Licensee shall have sole discretion, except as required by applicable Law, with respect to any matters relating to any Remedial Action in or for the Territory, including the decision to commence such Remedial Action and the control over such Remedial Action, and Licensor shall, and shall cause its Affiliates to, cooperate fully with Licensee’s reasonable requests in respect of such matters. Unless otherwise provided in any applicable supply agreement between the Parties or their Affiliates, and subject to Section 8.2, the costs and expenses of any Remedial Action in or for the Territory shall be borne solely by Licensee, and the costs and expenses of any Remedial Action outside the Territory shall be borne solely by Licensor. Each Party shall maintain, and shall ensure that its Affiliates and sublicensees shall maintain, adequate records to permit the Parties to trace the manufacture, distribution and use of the Licensed Product in their respective territories.

4.5 Licensed Product Supply. On Licensee’s request in respect of a Licensed Product or component thereof, Licensor agrees to negotiate in good faith to enter into a separate mutually agreed supply agreement for such Licensed Product or component with Licensee generally consistent with the terms set forth in the supply agreement term sheet attached hereto as Schedule 4.5. Without limiting the foregoing, Licensor agrees that Licensee may enter into contracts directly with Licensor’s Third Party manufacturers of the Licensed Products or components thereof, and, upon Licensee’s request and at Licensee’s direction, Licensor will use best efforts to assist Licensee in executing such contracts.

4.6 Technology Transfer.

(a) Promptly following the Effective Date, and with the objective of completing such transition within the six (6) month period immediately following the Effective Date (and in any case as quickly as possible), Licensor shall, at its cost, use best efforts to provide Licensee assistance in transitioning the Licensed Technology (except for the Manufacturing Processes) to Licensee. Licensor shall use best efforts to cooperate during the Term with Licensee’s requests in connection with such transfer. Such assistance shall include providing Licensee with reasonable amounts of consultation regarding the so transferred Licensed Technology.

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(b) Promptly following the Effective Date, Licensor shall use best efforts to (i) commence, and cause its Third Party manufacturers to commence, a full transfer to Licensee of all Licensed Technology relating to the then-current processes for the Manufacture of the Licensed Products, including bench-scale production and pilot scale production (the “Manufacturing Processes”), and (ii) provide assistance to, and cause its Third Party manufacturers to assist, Licensee in support of the implementation of the Manufacturing Processes to achieve quality for the then-current Licensed Products that is reasonably satisfactory to Licensee and that is sufficient to meet all applicable regulatory requirements in the Territory (the “Satisfactory Quality”) (such transfer and implementation, the “Manufacturing Technology Transfer”). During the Term, Licensor shall use best efforts to provide, and to cause its Third Party manufacturers to provide, such assistance in connection with the Manufacturing Technology Transfer as may be requested by Licensee.

(c) Licensor shall be responsible for all full-time equivalent (FTE) costs for its employees, and for all costs and expenses of Third Party manufacturer assistance provided in the US arising from or in connection with the Manufacturing Technology Transfer. Licensee shall be responsible for the reasonable costs and expenses of accommodations for Licensor’s employees in the Territory, and of travel between the US and the Territory, incurred in furtherance of the Manufacturing Technology Transfer, and Licensee shall be responsible for all costs and expenses of Licensee employees or any Third Party manufacturer employees for purposes of implementing the Manufacturing Technology Transfer in the Territory, but only, in the case of Licensor’s employees and Third Party manufacturer employees, to the extent that such individuals are requested by Licensee to travel to the Territory to provide assistance.

(d) If the Manufacturing Technology Transfer for a Licensed Product is not successfully completed within a time period that is reasonably satisfactory to Licensee, then Licensee, at its sole expense, shall be permitted to send its personnel to Licensor’s or its Third Party manufacturers’ facilities to manufacture such Licensed Product at a quality that is at least as good as the applicable Satisfactory Quality.

(e) If Licensor makes any invention, discovery, or improvement related to the Manufacturing of a Licensed Product or component thereof, then Licensor shall promptly disclose such invention, discovery, or improvement to Licensee, and shall, at Licensee’s request, transfer to Licensee the technology with respect to such invention, discovery, or improvement in substantially the same manner as provided in this Section 4.6.

5.	INTELLECTUAL PROPERTY

5.1 Ownership of Inventions.

(a) Sole Inventions. Each Party shall exclusively own all inventions made solely by or on behalf of such Party or its Affiliates in connection with this Agreement (“Sole Inventions”). Sole Inventions made solely by or on behalf of Licensee or its Affiliates are referred to herein as “Licensee Sole Inventions”. Sole Inventions made solely by or on behalf of Licensor or its Affiliates are referred to herein as “Licensor Sole Inventions”.

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(b) Joint Inventions. The Parties shall jointly own all inventions made in connection with this Agreement jointly by employees, agents or consultants of Licensee or its Affiliates, on the one hand, and employees, agents or consultants of Licensor or its Affiliates, on the other hand, on the basis of each Party having an undivided interest in the whole (“Joint Inventions”).

(c) Inventorship. For purposes of determining whether an invention is a Licensee Sole Invention, a Licensor Sole Invention, or a Joint Invention, questions of inventorship shall be resolved in accordance with the applicable patent Laws in the jurisdiction where the invention is conceived and reduced to practice, provided that for any invention the conception or reduction to practice of which occurred in more than one jurisdiction, questions of inventorship shall be resolved in accordance with U.S. patent Laws.

5.2 Prosecution and Maintenance of Patents.

(a) Prosecution of Licensor Patents. Licensor shall have the first right, but not the obligation, to obtain, prosecute and maintain the Licensor Patents outside the Territory. Licensee shall have the first right, but not the obligation, to obtain, prosecute and maintain the Licensor Patents in the Territory. Licensor and Licensee shall cooperate in connection with the continued prosecution and maintenance by the applicable Party of the Licensor Patents, provided that the prosecuting Party shall have final decision making authority with respect to any and all Licensor Patents that such Party is then prosecuting. Each Party will bear its own out-of-pocket costs and expenses incurred to obtain, prosecute and maintain the Licensor Patents. If Licensor files a new patent application anywhere in the world from which a Licensor Patent in the Territory could claim priority, then within sixty (60) days of such filing, Licensor shall notify Licensee and provide Licensee with a copy of such filings. Licensor shall notify Licensee at least ninety (90) days prior to the earliest deadline for entering into national phase with respect to any Patent Cooperation Treaty (PCT) application included in the Licensor Patents. No later than thirty (30) days prior to the earliest deadline to enter into the national phase, Licensee shall provide Licensor with a list of Regions within the Territory in which Licensee would like Licensor to file. Licensor shall file international patent applications, or designate for national filing and file, in such Regions as may be requested by Licensee. Licensee shall pay all costs and expenses associated with the filing and prosecution of such applications in such Regions. Each Party shall keep the other Party fully informed of all steps taken by or on behalf of such Party with regard to the preparation, filing, prosecution, and maintenance of each Licensor Patent, including by providing the other Party with a copy of all material communications to and from any patent authority regarding such Licensor Patent, and by providing the other Party drafts of any filings or responses to be made to such patent authority sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for the other Party to review and comment thereon. Each Party shall consider all such comments of the other Party and shall use reasonable efforts to incorporate such comments. Neither Party shall abandon any Licensor Patent that it is then prosecuting without at least ninety (90) days’ prior notice to the other Party. If the prosecuting Party decides to abandon any Licensor Patent that it is then prosecuting (an “Abandoned Licensor Patent”), then the other Party shall, at its sole expense, have the option to continue to prosecute and maintain the Abandoned Licensor Patent in such other Party’s own name by providing a written notice to such prosecuting Party. In such event, such prosecuting Party shall promptly provide such other Party with the appropriate documents to continue to prosecute or maintain such Abandoned Licensor Patent in such other Party’s name. If such other Party is Licensee, then Licensor shall and hereby does assign such Abandoned Licensor Patent to Licensee, and such Abandoned Licensor Patent shall be deemed to be a Licensee Patent for all purposes hereunder. Notwithstanding the foregoing, Licensor’s obligations and Licensee’s rights pursuant to this Section 5.2(a) are in all cases subject to Licensor’s obligations under the Existing Upstream Agreements.

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(b) Prosecution of Licensee Patents and Joint Patents. Licensee has the sole right, but not the responsibility, to obtain, prosecute and maintain the Licensee Patents and Joint Patents worldwide at its sole cost and expense.

5.3 Third Party Infringement.

(a) Notice. Each Party shall promptly report in writing to the other Party during the Term any known or suspected (i) infringement of any of the Licensor Patents or Joint Patents, or (ii) unauthorized use or misappropriation of any of the Licensor Know-How or Joint Inventions, in the case of either clause (i) or clause (ii), that could reasonably be expected to impact the (A) Development, Manufacture, or Commercialization, or other Exploitation of any Licensed Product in or for the Territory by or on behalf of Licensee or its Affiliates, or (B) scope of the rights licensed to Licensee under Section 2.1 (an “Infringement Claim”), of which such Party becomes aware, and shall provide the other Party with all available evidence supporting such Infringement Claim.

(b) Enforcement Rights. Licensee shall have the sole right, but not the obligation, to initiate a suit, or take other appropriate action that it believes is reasonably required to protect (i.e., prevent or abate actual or threatened infringement or misappropriation of) or otherwise enforce the Licensor Patents, Licensor Know-How, Joint Patents, or Joint Inventions with respect to an Infringement Claim. Any such suit by Licensee shall be brought either in the name of Licensor or its Affiliate, the name of Licensee or its Affiliate, or jointly by Licensee, Licensor and their respective Affiliates, as may be required by the law of the forum. For this purpose, Licensor shall execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by Licensee; provided that Licensee shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by Licensor in connection with such cooperation. For clarity, as between Licensor and Licensee, (i) Licensor shall have the sole right, but not the obligation, to protect Licensor Patents or Licensor Know-How against any suspected misappropriation or infringement that does not constitute an Infringement Claim and (ii) the Parties shall jointly determine by mutual agreement whether and how to protect Joint Patents or Joint Inventions against any suspected misappropriation or infringement that does not constitute an Infringement Claim, and the provisions of this Section 5 shall not apply with respect thereto.

(c) Conduct of Certain Actions; Costs. Licensee shall have the sole and exclusive right to select counsel for, and otherwise control, any suit initiated by it pursuant to Section 5.3(b) and will pay its own costs and expenses in connection with such suit.

(d) Recoveries. Any damages, settlements, accounts of profits, or other financial compensation recovered from a Third Party by the Party that assumes control over enforcing any Infringement Claim shall be allocated first to reimburse each Party’s out-of-pocket costs and expenses in connection with such enforcement and then [ * ].

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5.4 Patent Invalidity Claim. Each of the Parties shall promptly notify the other in the event of any legal or administrative action by any Third Party against a Licensor Patent or a Joint Patent in the Territory of which it becomes aware, including any nullity, revocation, reexamination or compulsory license proceeding. Licensee shall have the first right, but not the obligation, to defend against any such action involving a Licensor Patent in its own name, and the costs of any such defense shall be at Licensee’s expense. Licensee shall have the sole right, but not the obligation, to defend against any such action involving a Joint Patent in its own name, and the costs of any such defense shall be at Licensee’s expense. Licensor, upon request of Licensee, agrees to join in any such action and to cooperate reasonably with Licensee; provided that Licensee shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by Licensor in connection with such cooperation. If Licensee does not defend against any such action involving a Licensor Patent, then Licensor shall have the right, but not the obligation, to defend such action and any such defense shall be at Licensor’s expense. Licensee, upon request of Licensor, agrees to join in any such action and to cooperate reasonably with Licensor, provided that Licensor shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by Licensee in connection with such cooperation.

5.5 Claimed Infringement. Each of the Parties shall promptly notify the other in the event a Party becomes aware that the Development, Manufacture, or Commercialization, or other Exploitation of any Licensed Product in or for the Territory infringes or misappropriates the Intellectual Property Rights of any Third Party, and shall promptly provide the other Party with any notice it receives or has received from a Third Party related to such suspected infringement or misappropriation. Licensee shall have the sole right, but not the obligation, to defend and control the defense of any such claim, suit, or proceeding at its own expense (but subject to credit as provided in Section 3.3), using counsel of its own choice. Licensor may participate in any such claim, suit, or proceeding with counsel of its choice at its own expense. Without limitation of the foregoing, if Licensee finds it necessary or desirable to join Licensor as a party to any such action, Licensor shall execute all papers and perform such acts as shall be reasonably required; provided that Licensee shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by Licensor in connection with such joinder. Each Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit, or proceeding. Any recoveries by Licensee in connection with defending any Third Party infringement claim under this Section 5.5 shall be allocated first to reimburse each Party’s out-of-pocket costs and expenses in connection with such defense (except to the extent that the applicable costs and expenses were previously reimbursed by Licensee to Licensor pursuant to this Section 5.5) and then [ * ].

5.6 Patent Term Extensions. Licensee shall have the exclusive right (but not the obligation) to seek patent term extensions or supplemental patent protection, if available, including supplementary protection certificates, in any Region in the Territory in relation to the Licensed Products at Licensee’s expense. Upon Licensee’s request, Licensor and Licensee shall cooperate in connection with all such activities, and Licensee, its agents and attorneys will give due consideration to all timely suggestions and comments of Licensor regarding any such activities; provided that all final decisions shall be made by Licensee.

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5.7 Patent Marking. Licensee shall comply with the patent marking statutes in each Region in the Territory in which the Licensed Product is sold by Licensee or its Affiliates or Sublicensees.

6.	TERM AND TERMINATION

6.1 The term (“Term”) of this Agreement shall be effective from the first to occur of (a) the Closing Date or (b) the termination of the Stock Purchase Agreement by Licensor other than pursuant to Section 10.1(a)(iv)(ii) of the Stock Purchase Agreement (the “Effective Date”). The Term of the Agreement shall, except to the extent sooner terminated by a Party pursuant to this Section 6, continue thereafter without expiration.

6.2 Termination for Material Breach. If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached one or more of its material obligations under this Agreement (a “Material Breach”), then the Non-Breaching Party may give the Breaching Party notice of such Material Breach (a “Material Breach Notice”) specifying the nature of the breach. If the Breaching Party does not dispute that it has committed a Material Breach, then, if the Breaching Party fails to cure such breach, or fails to take steps as would be considered reasonable to effectively cure such breach, within [ * ] days after receipt of the Material Breach Notice, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party. If the Breaching Party disputes that it has committed a Material Breach, the dispute shall be resolved pursuant to Section 11.5. If, as a result of the application of such dispute resolution procedures, the Breaching Party is determined to have committed a Material Breach (an “Adverse Ruling”), then, if the Breaching Party fails to complete the actions specified by the Adverse Ruling to cure such breach within [ * ] days after such ruling or such longer period as specified in the Adverse Ruling, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party. The right of either Party to terminate this Agreement as set forth in this Section 6.2 shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default. Notwithstanding anything to the contrary in this Section 6.2, if a Material Breach pertains only to facts relating to one or more Regions, then, pursuant to this Section 6.2, the Non-Breaching Party shall have a right to terminate this Agreement only with respect to such Region(s). The Region(s) with respect to which the Non-Breaching Party exercises its termination right pursuant this Section 6.2 are referred to as the “Terminated Region.”

6.3 Termination for Convenience. Licensee may terminate this Agreement in its entirety for any reason or no reason upon [ * ] days’ prior written notice to Licensor.

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6.4 Termination for Insolvency. This Agreement may be terminated by a Party upon written notice to the other Party (a) if the other Party shall make an assignment for the benefit of its creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (b) if there shall have been filed against the other Party any such bona fide petition or application, or any such proceeding shall have been commenced against it, in which an order for relief is entered or that remains undismissed or unstayed for a period of [ * ] days or more; (c) if the other Party by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or any substantial part of its assets, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged or unstayed for a period of [ * ] days or more; or (d) anything analogous to any of the foregoing occurs in any applicable jurisdiction. Termination pursuant to this Section 6.4 shall be effective upon the date specified in such notice.

6.5 Effect of Termination.

(a) Termination by Licensor for Breach or Insolvency or by Licensee for Convenience. If this Agreement is terminated by Licensor under Sections 6.2 or 6.4 or by Licensee under Section 6.3, then, with respect to each Terminated Region only (in the case of termination pursuant to Section 6.2) or with respect to the Territory (in the case of termination other than pursuant to Section 6.2):

(i) All rights and licenses granted by either Party hereunder shall terminate;

(ii) Such termination shall not terminate any Sublicense, provided that (1) the applicable Sublicensee is not in breach of any provision of this Agreement or such Sublicense and (2) such Sublicensee shall perform all obligations of Licensee under this Agreement that are applicable to the sublicensed rights; and

(iii) To the extent permitted by applicable Law, Licensee will assign and transfer to Licensor all Regulatory Documentation and Regulatory Approvals solely relating to the Licensed Products in or for the Terminated Regions, including related correspondence with Regulatory Authorities, and provide copies thereof, and Licensee will grant Licensor a non-exclusive right of reference under all other Regulatory Documentation and Regulatory Approvals, if any, that relate to the Licensed Products in or for the Terminated Regions, including related correspondence with Regulatory Authorities, and provide copies thereof; provided, that, in each case, Licensee (A) shall be entitled to redact or withhold such information that is proprietary to Licensee and (B) shall not be required to transfer or assign, as applicable, to Licensor any raw data or other Confidential Information of Licensee; provided, however, that any such redaction or withholding of information does not prevent Licensor from operating under such Regulatory Approvals or making use of such Regulatory Documentation; provided further that all Confidential Information of Licensee that may remain in any such returned information to Licensor shall be subject to the confidentiality provisions set forth in this Agreement.

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(b) Consequences of Termination by Licensee for Other Causes. If Licensee has a right to terminate this Agreement under Sections 6.2 or 6.4, then Licensee may, in its sole discretion, with respect to each Region, as applicable, or with respect to the Territory, elect by notice to Licensor for either ((i) or (ii), but not both) of the following consequences to apply:

(i) this Agreement shall remain in effect, except that the Royalties due hereunder in respect of the applicable Region(s) or the Territory, as applicable, following the effective date of such termination shall be reduced by [ * ] percent ([ * ]%); for clarity, Licensor shall continue to be obligated to cure any Material Breach and perform its obligations under this Agreement; or

(ii) this Agreement shall terminate, and:

(1)	for clarity, all rights and licenses granted by either Party hereunder shall terminate;

(2)	Licensee shall have the right to promptly wind down all clinical trials then being conducted with respect to any Licensed Products in or for the Terminated Regions or in or for the Territory, as applicable, and will take all reasonable steps necessary to minimize liability and harm to patients in this process;

(3)	if this Agreement has expired or terminated with respect to the entire Territory, then each Party shall cease using and return all copies of Confidential Information of the other Party with respect to Licensed Products that is in the possession or control of itself or any of its Affiliates or any of its or their (sub)licensees;

6.6 Accrued Rights and Obligations. Termination or expiration of this Agreement for any reason shall not release either Party from any liability that, at the time of such termination or expiration, has already accrued or that is attributable to a period prior to such termination or expiration nor preclude either Party from pursuing any right or remedy it may have hereunder or at law or in equity with respect to any breach of this Agreement.

6.7 Survival. The rights and obligations set forth in this Agreement shall extend beyond the Term or termination of this Agreement only to the extent expressly provided for in this Agreement. Without limiting the generality of the foregoing, it is agreed that the provisions of this Section 6.7, and of Sections 1 (to the extent the definitions in such Section are necessary to construe the other surviving provisions of this Agreement), 2.3, 2.4, 3 (solely with respect to Net Sales made, Royalties or other payments accrued, Development Costs incurred, or Third Party Payments paid, in each case, during the Term), 4.3(a) (solely with respect to ownership of Licensee Marks), 4.4(b) (solely with respect to ownership of Regulatory Documentation and Regulatory Approvals), 4.4(j) (solely with respect to Licensed Products sold during the Term), 5.1, 6.5, 6.6, 8, 9 (for the period specified in Section 9.5), and 11, shall survive expiration or termination of this Agreement for any reason.

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7.	REPRESENTATIONS AND WARRANTIES

7.1 Mutual Representations and Warranties.

(a) Good Standing. Each Party represents and warrants to the other Party that it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all necessary corporate powers to own, use and transfer its properties and assets, and to carry on its business as now owned and operated.

(b) No Conflicts. Each Party represents and warrants to the other that (i) the entering into by such Party of this Agreement and the performance and consummation by such Party of the matters contemplated hereby does not and shall not violate any (1) agreement with or obligation to (whether express, implied or by operation of law) any other Person to which such Party is a party or subject or (2) rights of any other Person (including Intellectual Property Rights), and (ii) this Agreement is binding upon such Party pursuant to the laws of such Party’s domicile.

(c) Authorization. Each of Licensor and Licensee has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement has been duly and validly authorized and approved by all necessary corporate action on the part of each of Licensor and Licensee. Assuming due authorization, execution and delivery on the part of each Party, this Agreement constitutes a legal, valid and binding obligation of each such Party, enforceable against such Party in accordance with its terms.

7.2 Representations and Warranties of Licensor. Licensor represents and warrants to Licensee the following as of the Effective Date (except for any representations and warranties that are expressly stated to have been made as of a specified date, which shall have been true and correct as of such specified date):

(a) Sections 3.12 (Compliance with Laws, Permits and Court Orders), 3.15 (Intellectual Property), and 3.23 (Regulatory Matters) of the Stock Purchase Agreement are hereby incorporated by reference as though set forth herein, mutatis mutandis.

(b) Licensor is entitled to grant to Licensee the licenses herein and for the purposes set forth herein including the Development, Manufacture, or Commercialization, or other Exploitation of the Licensed Products and without any known conflict with, or infringement of, the rights of others, including prior employees or consultants, or academic or medical institutions with which Licensor or its Affiliates or (sub)licensees may be affiliated now or may have been affiliated in the past. Without limiting the foregoing, Licensor has not assigned, transferred, licensed, conveyed or otherwise encumbered its right, title and interest in the Licensed IP or Licensed Products in a manner that conflicts with any rights or licenses granted to Licensee hereunder.

(c) To Licensor’s knowledge, the exercise of the licenses and rights granted hereunder to Licensee under the Licensed IP will not infringe on any rights of any Third Party.

(d) There are no claims, judgments, or settlements against, or amounts with respect thereto, owed by Licensor or any of its Affiliates relating to the Licensed IP.

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(e) To Licensor’s Knowledge, each of the Patents in the Territory in the Licensed IP properly identifies each and every inventor of the claims thereof as determined in accordance with the applicable Laws of the jurisdiction in which such Patent is issued (or, if the such Patent is an application, in which such application is pending). To Licensor’s Knowledge, each Person who has or has had any rights in or to any Patent in the Territory in the Licensed IP has assigned and has executed an agreement assigning its entire right, title, and interest in and to such Patent to Licensor. To Licensor’s Knowledge, no current officer, employee, agent, or consultant of Licensor is in violation of any term of any assignment or other agreement regarding the protection of the Patents in the Territory in the Licensed IP.

(f) Other than the Existing Upstream Agreements, there is no agreement between Licensor or its Affiliates with any other Third Party pursuant to which Licensor or any of its Affiliates obtains any license to Licensed IP. Licensor and its Affiliates are in material compliance with each Upstream Agreement, and to Licensor’s Knowledge, no Third Party that is a party to any Upstream Agreement has materially breached or is in default of any Upstream Agreement. No written notice of default or termination has been received or given under any Upstream Agreement, and to its Knowledge, there is no act or omission by Licensor or its Affiliates that would provide a right to terminate any Upstream Agreement.

(g) The [ * ] Patents and Know-How are neither necessary nor reasonably useful for the Development, Manufacturing, or Commercialization, or other Exploitation of any Licensed Product in or for the Territory.

(h) The Licensed Products, as well as any Know-How in the Licensed IP, do not require a license or other authorization for export to China under any Export Controls and Economic Sanctions Laws, and Licensor does not produce, design, test, manufacture, fabricate, or develop a “critical technology,” as that term is defined in 31 C.F.R. 801.204 and, therefore, is not a “pilot program U.S. business,” as that term is defined in 31 C.F.R. 801.213. Without limiting the foregoing, the transaction contemplated in this Agreement is not subject to the jurisdiction of CFIUS or any CFIUS Requirement.

(i) To the Knowledge of Licensor, the representations and warranties of Licensor in this Agreement, and the information, documents and materials furnished by or on behalf of Licensor to Licensee in connection with Licensee’s period of diligence prior to the Effective Date, do not, taken as a whole, (i) contain any untrue statement of a material fact, or (ii) omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading.

8.	INDEMNIFICATION; LIMITATION OF LIABILITY

8.1 Indemnification by Licensee. Licensee agrees to defend, indemnify and hold Licensor and its Affiliates and its and their officers, directors, employees, agents, successors and assigns harmless from and against any and all claims, demands, actions, causes of action, judgments, losses, damages, costs and expenses (including attorneys’ and expert witness fees and expenses) (collectively “Losses”) to the extent resulting from any claim, action, suit, proceeding, liability or obligation asserted by a Third Party (collectively, “Third Party Claims”) arising out of, relating to or resulting from:

(a) any breach of any representation, warranty, covenant or agreement made by Licensee in this Agreement;

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(b) the gross negligence or willful misconduct of Licensee in connection with Licensee’s performance of this Agreement; or

(c) the Development, Manufacture, or Commercialization, or other Exploitation of Licensed Products by Licensee, its Affiliates, or Sublicensees.

8.2 Indemnification by Licensor. Licensor agrees to defend, indemnify and hold Licensee and its Affiliates and its and their officers, directors, employees, agents, successors and assigns harmless from and against any and all Losses to the extent resulting from any Third Party Claim arising out of or relating to or resulting from:

(a) any breach of any representation, warranty, covenant or agreement made by Licensor in this Agreement;

(b) the gross negligence or willful misconduct of Licensor in connection with Licensor’s performance of this Agreement; or

(c) the Development, Manufacture, or Commercialization, or other Exploitation of Licensed Products by Licensor, its Affiliates, or its or their (sub)licensees.

8.3 Indemnification Procedures.

(a) Notice of Claim. All indemnification claims in respect of a Party, its Affiliates or its or their (sub)licensees or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Section 8; provided that no failure or delay in providing such notice shall relieve the indemnifying Party of any liability it may have to the Indemnified Party, except to the extent that such failure or delay materially prejudices the indemnifying Party with respect to such claim. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

(b) Control of Defense. The indemnifying Party shall have the right to assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 8.3(c), the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the indemnifying Party.

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(c) Right to Participate in Defense. Any Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s sole cost and expense unless (i) the employment thereof has been specifically authorized by the indemnifying Party in writing (in which case, the defense shall be controlled as provided in Section 8.3(b)), (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 8.3(b) (in which case the Indemnified Party shall control the defense), or (iii) the interests of the indemnitee and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under applicable Law, ethical rules or equitable principles (in which case, the Indemnified Party shall control its defense).

(d) Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the applicable indemnitee(s) becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 8.3(b), the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim; provided that the Indemnified Party shall not settle any Third Party Claim without the prior written consent of the indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(e) Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the indemnifying Party shall reimburse the Indemnified Party for all its, its Affiliates’ and its and their (sub)licensees’ or their respective directors’, officers’, employees’ and agents’, as applicable, reasonable and verifiable out-of-pocket expenses in connection therewith.

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(f) Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party and its Affiliates and its or their (sub)licensees and their respective directors, officers, employees and agents, as applicable, in connection with any claim shall be reimbursed on a Calendar Half basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

8.4 Insurance Recovery. Any indemnification hereunder shall be made net of any insurance proceeds actually recovered by the Indemnified Party from unaffiliated Third Parties; provided, however, that if, following the payment to the Indemnified Party of any amount under this Section 8, such Indemnified Party recovers any such insurance proceeds in respect of the claim for which such indemnification payment was made, the Indemnified Party shall promptly pay an amount equal to the amount of such proceeds (but not exceeding the amount of such net indemnification payment) to the indemnifying Party.

8.5 Exclusive Remedy. The Parties agree and acknowledge that the provisions of this Section 8 represent the Indemnified Party’s exclusive recourse with respect to any Losses for which indemnification is provided to the Indemnified Party under this Section 8.

8.6 LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS RESULTING FROM THIRD PARTY CLAIMS OR A BREACH BY EITHER PARTY OF SECTION 9 (CONFIDENTIALITY) UNDER THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES ARISING FROM THIS AGREEMENT, INCLUDING LOST PROFITS OR LOSS OF DATA, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED BEFOREHAND OF THE POSSIBILITY OF SUCH DAMAGES, PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL LIMIT OR EXCLUDE ANY PARTY’S LIABILITY FOR DEATH OR PERSONAL INJURY CAUSED BY NEGLIGENCE, FRAUDULENT MISREPRESENTATION OR ANYTHING ELSE FOR WHICH IT CANNOT BY LAW LIMIT OR EXCLUDE ITS LIABILITY. EACH PARTY HEREBY ACKNOWLEDGES THAT THE FOREGOING LIMITATIONS ARE AN INTEGRAL TERM OF THIS AGREEMENT AND THAT THE OTHER PARTY WOULD NOT ENTER INTO THIS AGREEMENT WITHOUT SUCH LIMITATIONS.

9.	CONFIDENTIALITY

9.1 Definition of Confidential Information. The Parties acknowledge that, prior to and during the Term, the Parties may disclose to one another scientific, technical, trade secret, business, or other information which is treated by the disclosing Party as confidential or proprietary, including unpublished patent applications and technical information (“Confidential Information”). Both Parties agree that in order to ensure that each Party understands which information is deemed to be confidential, all Confidential Information will be in written form and clearly marked as “Confidential,” and if the Confidential Information is initially disclosed in oral or some other non-written form, it will be confirmed and summarized in writing and clearly marked as “Confidential” within thirty (30) days of disclosure. The receiving Party shall hold such Confidential Information in confidence and shall treat such information in the same manner as it treats its own confidential information but with not less than with a reasonable degree of care. The Confidential Information provided to the receiving Party will remain the property of the disclosing Party, and will be disclosed or used only as necessary or reasonably useful for the performance of this Agreement or the exercise of rights or licenses granted hereunder.

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9.2 Exclusions. Confidential Information does not include information that (a) was known to the receiving Party prior to receipt from the disclosing Party as evidenced by the receiving Party’s records; (b) is or becomes part of the public domain through no breach of this Agreement by the receiving Party; (c) is lawfully received by the receiving Party from a Third Party that is not bound by any obligations of confidentiality with respect to such information; or (d) comprises identical subject matter to that which had been originally and independently developed by or for the receiving Party without knowledge or use of any Confidential Information as evidenced by written records.

9.3 Permitted Disclosures. Notwithstanding the foregoing, the receiving Party may disclose the Confidential Information of the disclosing Party (a) as and to the extent required by the order of any Governmental Authority of competent jurisdiction; provided that the receiving Party shall, to the extent permitted by applicable Law, use reasonable efforts to notify the disclosing Party of such proposed disclosure in such a manner and on such a schedule as will afford the disclosing Party a reasonable opportunity to seek a protective order or similar restriction on disclosure of the disclosing Party’s Confidential Information proposed to be disclosed by the receiving Party, (b) as required by applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make a disclosure that describes or refers to the terms and conditions of this Agreement or any related agreements between the Parties, (c) to the extent that such disclosure is made to Regulatory Authorities as deemed reasonably necessary by the receiving Party in connection with any filing, application, or request for Regulatory Approval, response to any requests or inquiries from a Regulatory Authority, or other communication with a Regulatory Authority, and (d) to prospective acquirers, lenders, investors, collaboration partners, and (sub)licensees that agree to be bound by non-use and non-disclosure obligations in respect of such Confidential Information.

9.4 Press Releases and Other Announcements. Notwithstanding anything to the contrary in this Agreement, neither Party shall issue a press release or otherwise make a public announcement concerning the subject matter of this Agreement without the prior review and written approval of the text of any such press release or other public announcement by the other Party. The non-disclosing Party shall not unreasonably withhold or delay such review and approval.

9.5 Duration. Except as otherwise provided herein, the restrictions and covenants set forth in this Section 9 shall survive until the [ * ] year anniversary of the date that this Agreement is terminated or expires; provided, however, that with respect to Confidential Information that constitutes a trade secret under applicable Law, the receiving Party’s obligations pursuant to this Section 9 shall survive so long as such Confidential Information remains a trade secret under applicable Law.

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10.	ADDITIONAL COVENANTS

10.1 Additional Undertakings. From and after the Effective Date of this Agreement and throughout the Term:

(a) Licensor and Licensee shall comply, and cause their respective Affiliates and subcontractors to comply, and use commercially reasonable efforts to cause their Third Party manufacturers to comply, with all applicable Laws and all applicable current good manufacturing practices, good clinical practices, and good laboratory practices (or similar standards) in their conduct of the Development, Manufacturing, or Commercialization, or other Exploitation of the Licensed Products.

(b) Licensor shall not grant to any Third Party any rights that would be inconsistent with Licensee’s rights hereunder.

(c) Licensor shall not assign, transfer, convey or otherwise encumber its right, title or interest in the Licensed IP in a manner that conflicts with or is adverse to any rights granted to Licensee hereunder. Without limiting the foregoing, to the extent that an Existing Upstream Agreement contains any provisions that are in conflict with the provisions of this Agreement, Licensor shall use best efforts to promptly enter into an amendment with the applicable Upstream Licensor to resolve such conflicting provisions in such Existing Upstream Agreement.

(d) Each Party shall notify the other Party in writing immediately if such Party or its Affiliates or any Person that is performing activities on its or their behalf hereunder is debarred or is the subject of a conviction described in §335a (a) or (b) of the Generic Drug Enforcement Act of 1992, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of such Party’s or its Affiliates’ knowledge, is threatened, relating to the debarment or conviction of such Party or its Affiliates or any Person performing activities on its or their behalf hereunder.

(e) Licensor shall maintain each Upstream Agreement in full force and effect and shall not terminate, amend, waive or otherwise modify (or consent to any of the foregoing) its rights under any Upstream Agreement in any manner that diminishes the rights or licenses granted to Licensee or increases or generates any new obligation (including any payment obligation) under any Upstream Agreement that would apply to Licensee, without Licensee’s express written consent.

(f) If there is any notice given by an Upstream Licensor of breach of any Upstream Agreement by Licensor, Licensor shall promptly notify Licensee in writing, and shall use its best efforts to cure such breach or resolve any dispute related thereto with the Upstream Licensor in a manner that does not affect Licensee’s rights and licenses granted herein. If Licensor fails to cure such breach, Licensee shall have the right, but not the obligation, to cure such breach on behalf of Licensor and to offset any reasonable amounts incurred or paid by Licensee in connection with the cure of such breach against any amounts otherwise payable to Licensor under this Agreement. If any Upstream Agreement is terminated due to Licensor’s breach despite Licensor’s efforts to cure, Licensor shall use commercially reasonable efforts to cause Licensee to become a licensee under such Upstream Agreement in a manner that does not materially diminish the rights or licenses granted to Licensee or increase or generate any new obligation on Licensee under this Agreement or such Upstream Agreement. In the event of any notice of breach of any Upstream Agreement by the applicable Upstream Licensor in a manner that will or is likely to materially adversely affect Licensee’s rights or obligations under this Agreement, Licensor shall immediately notify Licensee in writing, and shall take such actions as reasonably requested by Licensee to enforce such Upstream Agreement.

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(g) Subject to Section 2.2, Licensor will not provide any Know-How obtained under [ * ] to Licensee or its Affiliates (including pursuant to Section 4.6), and Licensor will not incorporate any such Know-How into the Licensed IP or Licensed Products.

(h) Licensor will not incorporate into Licensed IP or Licensed Products any Know-How or product that requires a license or other authorization for export to China under any Export Controls and Economic Sanctions Laws. In the event that, after the Effective Date, Licensor or Licensee is informed by any Governmental Authority or reasonably determines that any Licensed IP or Licensed Product, or the transaction contemplated in this Agreement, becomes subject to a control pursuant to the Export Controls and Economic Sanctions Laws that requires a license or other authorization for export to China or the transaction becomes subject to a CFIUS Requirement, the applicable Party shall promptly notify the other Party to the extent permitted by applicable Law, and Licensor shall promptly make all filings with, deliver all applications, notifications and submissions to, and obtain all necessary licenses, certificates and approvals from the U.S. Commerce Department, CFIUS or any other applicable Governmental Authority, as applicable.

(i) Licensor will not assign, transfer, license, convey or otherwise encumber its right, title and interest in the Licensed IP or the Licensed Products in a manner that conflicts with or burdens any rights granted to Licensee hereunder.

10.2 Compliance with Law. Each of Licensor and Licensee warrants that all use by it of the Licensed IP and Licensed Products will comply with applicable Law. Each of Licensor and Licensee warrants that all Licensed Products made, have made, sold and imported by it or on its behalf shall comply with all legal standards and requirements applicable to it, including all applicable Laws pertaining to environmental matters, in the conduct of their business and the manufacture or assembly of products.

11.	MISCELLANEOUS

11.1 Notices. Section 11.3 (Notices) of the Stock Purchase Agreement is hereby incorporated by reference as though set forth herein, mutatis mutandis.

11.2 Assignment. Neither Party shall assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party; provided, however, that either Party may assign its rights or delegate its obligations, in whole or in part, without such consent (but with written notice to the other Party, to be provided not more than thirty (30) days’ following such assignment or delegation), to (a) one or more of its Affiliates; (b) an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains; or (c) an entity that acquires all or substantially all of the business or assets of such Party associated with a specific Licensed Product; in each case whether by merger, reorganization, acquisition, sale, or otherwise. The assigning Party will remain responsible for the performance by its assignee of any obligation hereunder so assigned. Any purported assignment or transfer in violation of this Section 11.2 will be void and of no force and effect.

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11.3 Waiver. Section 11.10 (Waiver) of the Stock Purchase Agreement is hereby incorporated by reference as though set forth herein, mutatis mutandis.

11.4 Governing Law and Venue. The construction, interpretation and performance of this Agreement shall be governed by and construed in accordance with the internal laws of the Hong Kong Special Administrative Region, without regard to its rules or procedures involving conflicts of laws.

11.5 Dispute Resolution.

(a) Dispute Resolution. Subject to Section 4.2(e), in the event of a dispute arising out of or relating to this Agreement, either Party may provide written notice of the dispute to the other, in which event the dispute shall be referred to the senior executives of each Party for attempted resolution by good faith negotiations within forty-five (45) days after such notice is received. In the event the senior executives do not resolve such dispute within the allotted forty-five (45) days, either Party may, after the expiration of the forty-five (45) day period, seek to resolve the dispute through arbitration in accordance with Section 11.5(b).

(b) Claims.

(i) Arbitration. Any claim, dispute, or controversy of whatever nature arising between the Parties out of or relating to this Agreement that is not resolved under Section 11.5(a) within the required forty-five (45) day time period, including any action or claim based on tort, contract, or statute (including any claims of breach or violation of statutory or common law protections from discrimination, harassment and hostile working environment), or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (“Claim”), shall be resolved by final and binding arbitration before a panel of three (3) experts with relevant industry experience (the “Arbitrators”). Each of Licensor and Licensee shall designate, in the notice of arbitration and the answer to the notice of arbitration, respectively, one Arbitrator each. If either Party fails to designate an arbitrator, the Administrator (as defined below) shall appoint the Arbitrator. The presiding Arbitrator shall be chosen promptly by mutual agreement of the two Arbitrators appointed by the Parties, but in no event later than thirty (30) days after the date that the last of such Arbitrators was appointed. Failing such appointment within thirty (30) days, the Administrator shall appoint the presiding Arbitrator. The arbitration shall be administered by the Hong Kong International Arbitration Centre (the “Administrator”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the notice of arbitration is submitted. The law of this arbitration clause shall be Hong Kong law. The place of arbitration shall be Hong Kong. The arbitration proceedings shall be conducted in English.

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(ii) Arbitrators’ Award. The Arbitrators shall endeavor, within three (3) months after the conclusion of the arbitration hearing, to issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the Arbitrators shall be final and binding, and judgment may be entered upon it in accordance with applicable Law in any court of competent jurisdiction. The Arbitrators shall be authorized to award compensatory damages, but shall not be authorized to reform, modify or materially change this Agreement or any other agreements contemplated hereunder.

(iii) Compliance with this Agreement. Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending under this Agreement, the Parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding.

(iv) Injunctive or Other Equity Relief. Nothing contained in this Agreement shall deny any Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding.

(v) Confidentiality. All arbitration proceedings and decisions of the Arbitrators under this Section 11.5(b) shall be deemed the Confidential Information of both Parties.

11.6 Entire Agreement. Section 11.8(a) of the Stock Purchase Agreement is hereby incorporated by reference as though set forth herein, mutatis mutandis.

11.7 Amendments. This Agreement may not be modified or amended except in a writing signed by a duly authorized officer or representative of each Party.

11.8 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

11.9 Relationship Of The Parties. It is expressly agreed that Licensor, on the one hand, and Licensee, on the other hand, shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Licensor, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations or commitments of any kind or to take any action that will be binding on the other Party without the prior written consent of the other Party to do so. All individuals employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.

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11.10 No Benefit To Others. Section 11.5 (No Benefit to Others) of the Stock Purchase Agreement is hereby incorporated by reference as though set forth herein, mutatis mutandis.

11.11 Headings And Gender; Construction; Interpretation. Section 11.6 (Headings and Gender; Construction; Interpretation) of the Stock Purchase Agreement is hereby incorporated by reference as though set forth herein, mutatis mutandis.

11.12 Counterparts. Section 11.7 (Counterparts) of the Stock Purchase Agreement is hereby incorporated by reference as though set forth herein, mutatis mutandis.

11.13 Effect of Termination or Expiration of Stock Purchase Agreement. For the avoidance of doubt, the provisions (including representations and warranties) incorporated herein by reference from the Stock Purchase Agreement shall, to the extent incorporated herein, survive any termination or expiration of the Stock Purchase Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ONCOSEC MEDICAL INCORPORATED

By:	/s/ Daniel J. O’Connor
Name:	Daniel J. O’Connor
Title:	Chief Executive Officer and President

GRAND DECADE DEVELOPMENTS LIMITED

By:	/s/ Zhou Chao
Name:	Zhou Chao
Title:	Authorized Representative

Signature Page to License Agreement

SCHEDULE 3.8

Fapiao-related Royalty Calculation Example

[ * ]

SCHEDULE 4.5

Supply Agreement Term Sheet

Product Supply	The Supply Agreement will set forth the terms and conditions pursuant to which, during the term of the Supply Agreement, Licensor will supply to Licensee or its designee and Licensee will purchase from Licensor Licensed Product or a component thereof (the “Supplied Product”) requested by Licensee or its designee for the Exploitation of the applicable Licensed Product in or for the Territory.

Supply Price

The price for each Supplied Product will be the actual, documented out-of-pocket cost plus Related Manufacturing Costs for any Supplied Product that Licensor pays to its Third Party suppliers (each a “Supplier”) [ * ]. Licensor shall use its best efforts to minimize the out-of-pocket costs it pays to any Suppliers for the Supplied Product. The Licensor shall provide supporting documentation which details the Related Manufacturing Costs including a cost accounting of allocated amounts as requested by the Licensee.

“Related Manufacturing Costs” means only those allocated costs that the Licensor actually and directly incurs in connection with the manufacturing, in whole or in part, of a Supplied Product on behalf of Licensee. These costs may include taxes, shipping, warehousing, allocation of capital investment, and allocation of Licensor human and other resources to the extent reasonably allocable to the manufacture, analysis, testing, management or distribution of the Supplied Product. All Related Manufacturing Costs charged to Licensee shall be in proportion to the volume of Supplied Product actually purchased by Licensee and under no circumstances will such Related Manufacturing Costs allocate or charge to Licensee any costs not directly incurred by Licensor in connection with the manufacture of Supplied Product solely for Licensee.

Delivery	Licensor shall deliver Supplied Products ordered by Licensee [ * ] (Incoterms 2010) at a destination specified by Licensee or its designee, in a packaging configuration agreed upfront between the Parties.

Supply Capacity	Licensor shall use commercially reasonable efforts to ensure that Licensor or its Suppliers will have sufficient manufacturing capacity to meet Licensee’s needs of Supplied Products.

Supplier Warranty	Licensor will provide customary warranties in respect of the Supplied Product.

Audit	Licensor shall allow, and shall cause its Suppliers to allow, the applicable Regulatory Authorities to conduct audits with respect to Supplied Product, and Licensee shall have the right to participate in such audits to the extent permitted by applicable Law. At Licensee’s election, Licensor will further allow a fully independent Third Party private auditor hired by Licensee and paid for by Licensee to audit Licensor and its Suppliers and to provide to Licensee a certificate or other documentation attesting to compliance with all applicable Laws or industry best practices, subject to reasonable confidentiality restrictions required by the Suppliers.

Supply Shortage/Supply Failure	In the event of any supply shortage of the Supplied Product or any component thereof, Licensor shall, and shall use commercially reasonable efforts to cause its Suppliers to, supply Licensee’s needs [ * ].

Modifications	Licensee’s prior written consent shall be required for any material modifications to the Supplied Product that may be initiated by Licensor.

Return and recall

Licensor shall immediately notify Licensee of any incident that may require a recall of the Supplied Product or any other applicable Licensed Product.

Licensee shall also have the right to immediately recall the Supplied Product or any other applicable Licensed Product if ordered by any Governmental Authority.

Governing Law; Arbitration	The Supply Agreement will contain the same governing law and dispute resolution provisions as in the Agreement, except that disputes regarding conformity of Supplied Product will be finally resolved by an independent laboratory.